Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Bill Rader, (224) 948-5353

media@baxter.com

Investor Contact:

Clare Trachtman, (224) 948-3085

BAXTER APPOINTS CATHY R. SMITH TO ITS BOARD

Target CFO Complements Current Board Expertise

DEERFIELD, Ill., July 17, 2017 – Baxter International Inc. (NYSE:BAX) today announced it has appointed Cathy R. Smith, executive vice president (EVP) and chief financial officer (CFO), Target Corporation, to its Board of Directors, bringing the total number of directors serving the company at this time to 13. Ms. Smith now also serves on Baxter’s Audit Committee.

“We are pleased to welcome Cathy to Baxter’s board,” said José (Joe) E. Almeida, chairman and chief executive officer. “Her broad and deep financial knowledge and corporate leadership experience will enhance our current board membership, supporting our goal to deliver sustainable top-quartile results for our shareholders and helping advance our mission to save and sustain lives.”

Prior to joining Target in 2015, Ms. Smith served as EVP and CFO at Express Scripts. She has also held EVP and CFO positions at Walmart International, GameStop and others. Ms. Smith received her bachelor’s degree from the University of California, Santa Barbara, and her MBA from the University of Southern California.

About Baxter

Baxter provides a broad portfolio of essential renal and hospital products, including home, acute and in-center dialysis; sterile IV solutions; infusion systems and devices; parenteral nutrition; surgery products and anesthetics; and pharmacy automation, software and services. The company’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. Baxter’s employees worldwide are building upon the company’s rich heritage of medical breakthroughs to advance the next generation of healthcare innovations that enable patient care.

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